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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE

Wednesday, October 06, 1999

Contact: David G. Ratz, Vice President
         (740) 286-3283


                   OAK HILL FINANCIAL ANNOUNCES RECORD QUARTER

JACKSON, Ohio, Oct. 6 -- Oak Hill Financial, Inc. (Nasdaq: OAKF) today reported net earnings for the three months ended September 30, 1999 of $1,723,000, or $.39 per diluted share. The earnings represented an increase of 8.7% over the $1,585,000, or $.35 per diluted share, in net earnings recorded for the third quarter of 1998. Return on equity and return on assets for the third quarter of 1999 were 17.38% and 1.48%, respectively.

         Oak Hill Financial's total assets ended the quarter at $475.7 million, an increase of 14.3% over the $416.1 million in assets recorded at September 30, 1998. The company also experienced strong loan growth during the quarter, with net loans of $398.5 million at quarter-end, an increase of 20.8% over the third quarter of 1998.

         President and CEO John D. Kidd stated that the increases in third quarter earnings are attributable to the company's strong loan growth, combined with lower relative funding costs and continued control of operating expenses. "We have had tremendous loan demand over the past few months, and our cost of funding is relatively lower than it was a year ago. Also, the growth rate of our revenues continues to outpace the rate of increase in our operating expenses."

         For the three months ended September 30, 1999, net interest income was up 16.7% and non-interest income was up 10.9% as compared to the prior year, while operating expenses were up only 9.7% for the same period. Conversely, the company's rapid loan growth resulted in a 53.8% increase in loan loss provision as compared to the prior year's quarter. Also, reflecting the lower recent demand for mortgage loans, the company's gain on sale of loans was not material for the third quarter of 1999. Kidd also cited asset quality as a factor in the company's performance. "We've maintained our credit standards," he said, "and our net charge-offs have been very low. With our loan growth, asset quality is a key focus for us."

         On October 1, 1999, Oak Hill Financial completed its merger with Towne Financial Corp. of Blue Ash, Ohio, a thrift holding company with assets of $117.8 million at June 30, 1999. Under the terms of the merger agreement, each Towne Financial shareholder received 4.125 shares of Oak Hill Financial common stock for each share of Towne stock. The transaction was valued at $16.2 million. With the Towne merger, Oak Hill Financial's subsidiaries now operate 21 full-service banking offices, three bank loan production offices, and two consumer finance offices in 13 counties across southern and central Ohio.

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
                            Oak Hill Financial, Inc.
                          October 6, 1999 Press Release
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)

                                    For the                 At or for the
                               three months ended         nine months ended
                                  September 30,             September 30,
                               1999          1998        1999          1998
                                   (unaudited)               (unaudited)
    SUMMARY OF FINANCIAL CONDITION

    Total assets                                      $475,708      $416,129
    Interest bearing
      deposits and federal
      funds sold                                           537         8,359
    Investment securities                               49,706        58,177
    Loans receivable -- net                            398,480       329,852
    Deposits                                           374,525       361,843
    Federal Home Loan Bank
      advances and other
      borrowings                                        59,089        14,835
    Stockholders' equity                                39,881        37,248

    SUMMARY OF OPERATIONS

    Interest income           9,635        8,569        27,139        24,181
    Interest expense          4,378        4,065        12,379        11,515
      Net interest income     5,257        4,504        14,760        12,666

    Provision for loan losses   509          331         1,213           920

      Net interest income
        after provision
        for loan losses       4,748        4,173        13,547        11,746

    Gain on sale of loans         0          158           236           552

    Other non-interest income   550          496         1,479         1,293

    Non-interest expense      2,709        2,470         7,931         7,012

      Earnings before federal
        income taxes          2,589         2,357        7,331         6,579

    Federal income taxes        866           772        2,456         2,138

    Net earnings             $1,723        $1,585     $  4,875      $  4,441

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
                            Oak Hill Financial, Inc.
                          October 6, 1999 Press Release
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                      For the              At or for the
                                 three months ended      nine months ended
                                    September 30,           September 30,
                                 1999        1998        1999         1998
                                   (unaudited)              (unaudited)
    PER SHARE INFORMATION

    Basic earnings per share(a)  $ 0.39    $ 0.36       $ 1.12        $ 1.01
    Diluted earnings per
      share (b)                  $ 0.39    $ 0.35       $ 1.10        $ 0.99
    Dividends per share (a)      $ 0.09    $ 0.07       $ 0.27        $ 0.20

    Book value per share                                $ 9.12        $ 8.46

    OTHER STATISTICAL AND OPERATING DATA (c)

    Return on average assets       1.48%     1.56%        1.47%         1.55%
    Return on average equity      17.38%    17.25%       16.84%        16.87%
    Net interest margin            4.65%     4.58%        4.62%         4.57%
    Non-interest expense to
      average assets               2.30%     2.43%        2.40%         2.45%
    Total allowance for loan
      losses to nonperforming
      loans                                             346.16%       251.65%
    Total allowance for
      loan losses to total loans                          1.25%         1.29%
    Nonperforming loans to total
      loans                                               0.36%         0.51%
    Nonperforming assets to total
      assets                                              0.31%         0.41%
    Net charge-offs to average
      loans                        0.02%     0.03%        0.13%         0.12%
    Equity to assets at period
      end                                                 8.38%         8.95%
    Dividend payout ratio         22.84%    19.45%       24.20%        20.22%

    (a)  Based on 4,372,265, 4,370,249, 4,404,755, and 4,401,636 weighted-
         average shares outstanding for the three and nine month periods ended September 30, 1999, and September 30, 1998, respectively.

    (b)  Based on 4,445,250, 4,443,234, 4,478,871, and 4,491,830 weighted-
         average shares outstanding for the three and nine month periods ended September 30, 1999, and September 30, 1998, respectively.

    (c) Annualized where appropriate.